     As filed with the Securities and Exchange Commission on March 6, 2001

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             AMERISTAR CASINOS, INC.

             (Exact Name of Registrant as Specified in its Charter)

                Nevada                                  88-0304799
     (State or Other Jurisdiction                    (I.R.S. Employer
  of Incorporation or Organization)               Identification Number)


                           3773 HOWARD HUGHES PARKWAY
                                 SUITE 490 SOUTH
                             LAS VEGAS, NEVADA 89109
               (Address of Principal Executive Offices) (Zip Code)


                            1999 STOCK INCENTIVE PLAN
                                       and
               AMERISTAR CASINOS, INC. DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)


                                CRAIG H. NEILSEN
          PRESIDENT, CHAIRMAN OF THE BOARD, AND CHIEF EXECUTIVE OFFICER
                             AMERISTAR CASINOS, INC.
                           3773 HOWARD HUGHES PARKWAY
                                 SUITE 490 SOUTH
                             LAS VEGAS, NEVADA 89109
                     (Name and Address of Agent for Service)


                                 (702) 567-7000
          (Telephone Number, Including Area Code, of Agent for Service)


                                   Copies to:
                             JONATHAN K. LAYNE, ESQ.
                           Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                       Los Angeles, California 90071-3197
                                 (213) 229-7000

======================================================================================================
                                   CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                                 PROPOSED MAXIMUM
   TITLE OF SECURITIES      AMOUNT TO BE     PROPOSED MAXIMUM        AGGREGATE          AMOUNT OF
    TO BE REGISTERED       REGISTERED(1)    OFFERING PRICE PER    OFFERING PRICE      REGISTRATION
                                                SHARE(1)(2)           (1)(2)            FEE(1)(2)
------------------------   --------------   ------------------   -----------------   -----------------
Common Stock, $0.01 par
value                         2,000,000           $6.4375           $12,875,000         $3,218.75
------------------------   --------------   ------------------   -----------------   -----------------
Ameristar Casinos, Inc.
Deferred Compensation       $10,000,000            100%             $10,000,000         $2,500
Plan Interests (3)
======================================================================================================

(1) This Registration Statement also covers such indeterminable number of shares as may become issuable as a result of stock splits, stock dividends or similar transactions.
================================================================================

================================================================================
(2) Calculated solely for the purpose of determining the registration fee and based upon $6.4375 per share of Common Stock, representing the average of the high and low sale prices of the Common Stock on March 2, 2001 as reported by NASDAQ.

(3) The Ameristar Casinos, Inc. Deferred Compensation Plan Interests represent unsecured obligations of Ameristar Casinos, Inc. to pay deferred compensation to employees of Ameristar Casinos, Inc. in the future and guarantees to pay deferred compensation to employees of certain affiliates of Ameristar Casinos, Inc. in the future in accordance with the terms of the Ameristar Casinos, Inc. Deferred Compensation Plan.

                                  INTRODUCTION

        This Registration Statement on Form S-8 is filed by Ameristar Casinos, Inc., a Nevada corporation (the "Company," "Corporation" or "Registrant"), and relates to an amendment of the 1999 Stock Incentive Plan (as amended to the date hereof, the "Stock Incentive Plan") that, among other things, increased the aggregate number of shares of common stock authorized for issuance thereunder from 2,600,000 to 4,600,000. Of such shares, 2,600,000 have already been registered pursuant to a Registration Statement of Form S-8 (File No. 333-33860), which was filed with the Securities and Exchange Commission (the "Commission") on April 3, 2000 (the "2000 Registration Statement"). This Registration Statement, therefore, relates to the remaining 2,000,000 shares that may be issued pursuant to the Stock Incentive Plan. The contents of the 2000 Registration Statement are hereby incorporated by reference. This Registration Statement also relates to $10,000,000 of unsecured obligations of the Company to pay deferred compensation to employees of the Company in the future and guarantees to pay deferred compensation to employees of certain affiliates of the Company in the future (both the obligations and the guarantees referred to as the "Ameristar Casinos, Inc. Deferred Compensation Plan Interests" or the "Deferred Compensation Plan Interests") in accordance with the terms of the Ameristar Casinos, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan").

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

        Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which previously have been filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

        (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

        (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000, as amended, and September 30, 2000, as amended;

        (iii) The Company's Current Reports on Form 8-K, filed with the Commission on October 26, 2000, November 20, 2000, December 7, 2000, December 19, 2000, December 21, 2000; January 4, 2001, January 19, 2001 and February 5, 2001;

        (iv) The Company's Definitive Proxy Statement on Form 14A filed May 1, 2000;

        (v) The Company's Registration Statement on Form S-8 filed April 3,
2000;

        (vi) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act; and

        (vii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (i) above.

        All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

        $10,000,000 of Deferred Compensation Plan Interests are being registered under this Registration Statement to be offered to certain eligible employees of the Registrant and its affiliates pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan Interests are general unsecured obligations of the Registrant to pay deferred compensation to employees of the Company in the future and guarantees to pay deferred compensation to employees of certain affiliates of the Company in the future in accordance with the terms of the Deferred Compensation Plan from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

        The amount of compensation deferred by each participant in the Deferred Compensation Plan is determined in accordance with the Deferred Compensation Plan based upon elections by each participant. Deferred Compensation Plan Interests will consist of an amount equal to each participant's deferral account under the Deferred Compensation Plan, consisting of deferred salary (up to 90% per year) and bonus amounts (up to 100% per year) and any appreciation or depreciation in value thereon. In addition, the Registrant or the affiliate employing the participant shall generally credit matching contributions to a matching contributions account in an amount equal to 100% of salary deferrals up to 5% of salary and up to 100% of bonus deferrals up to 5% of bonus amounts.

        In connection with the participant's initial election to participate in the Deferred Compensation Plan, he or she specifies how benefits should be paid should he or she terminate his or her employment on or after attaining age 65 or age 55 with five years of service. The participant can elect to receive his or her account balance in a lump sum or in annual payments over a number of years not to exceed 15. This election can thereafter be changed no more frequently than once per year and at least one year before actual retirement. A participant each year may also elect to receive all or part of his or her compensation deferrals (but not matching contributions) for that year prior to retirement or termination of employment but at least five years from the beginning of the year of deferral.

        If a participant terminates employment prior to retirement, disability or death, he will receive a benefit equal to his account balance as specified by the Deferred Compensation Plan's administrative committee in a lump sum or, only if the participant's account balance is equal to or more than $25,000, pursuant to an installment payout over not more than five years.

        If a participant dies before retirement or termination of employment, the participant's beneficiary will receive an amount commencing at the participant's death equal to the participant's account balance and payable either in installments or a lump sum as the administrative committee selects. If the participant dies after retirement payments have commenced, the beneficiary will receive the retirement benefit pursuant to the election made by the participant or, at the discretion of the administrative committee, on an accelerated basis.

        A participant may, when faced with a financial hardship, petition the administrative committee for a hardship withdrawal.

        A participant who incurs a disability while employed will be excused from making further deferrals under the Deferred Compensation Plan. In addition, the Deferred Compensation Plan's administrative committee may treat such individual as having terminated employment in which case his account shall be distributed as though he terminated employment, or retired (if he otherwise satisfies the requirements for retirement).

        A participant may elect at any time, notwithstanding any of the foregoing or any election he or she has made, to withdraw all of his or her vested account balance subject to a 10% penalty and subject to suspension from the Deferred Compensation Plan for at least one full Deferred Compensation Plan year following the withdrawal.

        Neither a participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under the Deferred Compensation Plan, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, be transferable by operation of law in the event of a participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for
(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section
78.300 of the Nevada Law.

        The Articles of Incorporation of Registrant limit the personal liability of its directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under the Nevada Law. The Articles of Incorporation of Registrant also provide that any repeal or modification of that provision shall apply prospectively only.

        Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

        Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

        Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

        Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

        Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified

Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

        Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

        The Bylaws of Registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Registrant.

        Registrant has a contract for insurance coverage under which Registrant and certain Indemnified Parties (including the directors and officers of Registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, Registrant has entered into indemnification agreements with its directors and officers that require Registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance. The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

        The following exhibits are filed herewith:

Exhibit No.     Description
-----------     -----------
5.1             Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1            Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2            Consent of Arthur Andersen LLP, Independent Auditors.

24.1            Power of Attorney (contained on signature page hereto).


ITEM 9. UNDERTAKINGS.

        (1) The undersigned Registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                             (ii) To reflect in the prospectus any facts or
                      events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                             (iii) To include any material information with
                      respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Las Vegas, State of Nevada, on this 2nd day of March, 2001.


                                            By: /s/ Craig H. Neilsen
                                               ---------------------------------
                                                Craig H. Neilsen
                                                President, Chairman of the Board
                                                and Chief Executive Officer


        Each person whose signature appears below constitutes and appoints Craig
H. Neilsen and Thomas M. Steinbauer, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                             Date
---------                             -----                             ----
/s/ Craig H. Neilsen                  President, Chairman of the        March 2, 2001
-----------------------------         Board and Chief Executive
Craig H. Neilsen                      Officer


/s/ Thomas M. Steinbauer              Senior Vice President of          March 2, 2001
-----------------------------         Finance, Treasurer, Secretary
Thomas M. Steinbauer                  and Director


/s/ Paul I. Corddry                   Director                          March 2, 2001
-----------------------------
Paul I. Corddry

/s/ Larry A. Hodges                   Director                          March 2, 2001
-----------------------------
Larry A. Hodges

        On this 2nd day of March, 2001, Craig H. Neilsen directed Connie Wilson, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signature as signed by Connie Wilson, and in our presence, Craig H. Neilsen declared to us that he adopted it as his own signature.



                                            /s/ Janet Catron
                                            ------------------------------------
                                            Witness

                                            /s/ Sharon Graziano
                                            ------------------------------------
                                            Witness


     STATE OF NEVADA,    )

                         :ss

     COUNTY OF CLARK,    )



        I, Karen Ahmad, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to the person whose name is subscribed to the within instrument. Craig H. Neilsen, who being unable due to physical incapacity to sign his own name or offer his mark, did direct Connie Wilson, in his presence, as well as my own, to sign the foregoing document in two places as "Craig H. Neilsen." Craig H. Neilsen, after viewing his name as signed by Connie Wilson, thereupon adopted it as his own by acknowledging to me his intention to so adopt it as if he had personally executed the same.

        IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 2nd day of March, 2001.


                                            /s/ Karen Ahmad
                                            ------------------------------------
                                            Notary Public

                                            Residing at: Las Vegas, Nevada
                                                        ------------------------

     My Commission Expires:
     July 23, 2002
     ------------------------------

                                INDEX TO EXHIBITS


Exhibit No.    Description
-----------    -----------
    5.1        Legal Opinion of Gibson, Dunn & Crutcher LLP.
    23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
    23.2       Consent of Independent Public Accountants.
    24.1       Power of Attorney (contained on signature page hereto).